UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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VIVUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIVUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 11, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VIVUS, Inc., a Delaware corporation, (sometimes referred to herein as the Company), will be held on Monday, June 11, 2007, at 10:00 a.m., local time, at our corporate office located at 1172 Castro Street, Mountain View, CA 94040 for the following purposes:

1.                To elect six directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.                To ratify the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.                To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2006, which includes our audited financial statements and information about our operations, markets and products. We encourage you to read it.

Only stockholders of record at the close of business on April 23, 2007 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a Proxy.

By order of the Board of Directors

Leland F. Wilson
President and Chief Executive Officer
Mountain View, California
April 26, 2007

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

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VIVUS, INC.

PROXY STATEMENT FOR THE 2007
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of VIVUS, Inc., a Delaware corporation (also referred to herein as the Company or VIVUS), for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on Monday, June 11, 2007, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 1172 Castro Street, Mountain View, CA 94040.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, were first mailed on or about May 3, 2007 to all stockholders entitled to vote at the Annual Meeting. Our principal executive office is located at 1172 Castro Street, Mountain View, CA 94040, and our telephone number is (650) 934-5200. Our website is www.vivus.com, and we make our current and periodic reports that are filed with the Securities and Exchange Commission, or the SEC, available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Record Date and Shares Outstanding

Stockholders of record at the close of business on April 23, 2007, or the Record Date, are entitled to notice and to vote at the Annual Meeting. At the Record Date, approximately 58,359,629 shares of our Common Stock, par value $0.001, were issued and outstanding and held of record by approximately 4,239 stockholders. At the Record Date, we did not have any shares of Preferred Stock outstanding. The Inspector of Election appointed for the Annual Meeting will separately tabulate the affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, or to the Inspector of Election at the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders will not be entitled to cumulate their votes in the election of directors.

We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy, and any additional solicitation material furnished to our stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners and we expect to reimburse the corresponding forwarding expenses. We may elect to retain the services of a third party to solicit proxies, for which we estimate that we would pay a fee not to exceed $15,000. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone, facsimile, letter or electronic mail.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Election to determine whether or not a quorum is present. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote, or the Votes Cast, with respect to such matter.

While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal, other than the election of directors. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold Common Stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a “broker non-vote.” Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted in the tabulation of the voting results with respect to a particular proposal.

Proxies

Whether or not you are able to attend the Annual Meeting, we urge you to submit your Proxy, which is solicited by our Board of Directors and which when properly completed will be voted as you direct. In the event no directions are specified, such proxies will be voted FOR the election of the directors (Proposal No. 1), FOR the ratification of the appointment of Odenberg, Ulllakko, Muranishi & Co. LLP as our independent registered public accounting firm (Proposal No. 2), and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Stockholder Proposals for 2008 Annual Meeting

As a stockholder you may be entitled to present proposals for action at a forthcoming stockholder meeting. Pursuant to the rules of the Securities and Exchange Commission and our bylaws, stockholder proposals that stockholders intend to present at our 2008 Annual Meeting of Stockholders and desire to have included in our proxy materials relating to such meeting must be received by us no later than March 13, 2008, which is 90 calendar days prior to the anniversary of this year’s annual meeting, and no earlier than February 12, 2008, which is 120 calendar days prior to the anniversary of this year’s annual meeting, and must be in compliance with applicable laws and regulations (including the regulations of the Securities and Exchange Commission under Rule 14a-8). If the date of this year’s annual meeting is moved more than 30 days before or 60 days after the anniversary date of this year’s annual meeting, the deadline for inclusion of a proposal in our proxy statement is instead no earlier than 120 calendar days prior to the annual meeting and no later than the later of 90 days prior to the annual meeting or 10 days following the date that the first public announcement of the date of the annual meeting is made. Proposals should be addressed to:

Corporate Secretary
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

A stockholder’s notice to our Secretary (to the address noted above) must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. A copy of the relevant bylaw provision is available upon written request to VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040, Attention: Chief Financial Officer.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Nominees for Director

Our bylaws authorize a board of six directors. A board of six directors is to be elected at the Annual Meeting. On the recommendation of our Nominating and Governance committee, the Board of Directors, or the Board, has nominated Virgil A. Place, Leland F. Wilson, Mark B. Logan, Mario M. Rosati, Linda M. Dairiki Shortliffe and Graham Strachan for election as directors. All six nominees are currently members of the Board of Directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below. In the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible.

All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board. There are no family relationships between any of our directors or executive officers.

The nominees, and certain information about them as of the Record Date, are set forth below.

Name of Nominee	Age	Position Held with the Company	First Became a Director
Virgil A. Place, M.D.	82	Chief Scientific Officer and Director	1991
Leland F. Wilson	63	President, Chief Executive Officer and Director	1991
Mark B. Logan(1)(2)	68	Chairman of the Board	1999
Mario M. Rosati	60	Secretary and Director	1999
Linda M. Dairiki Shortliffe, M.D.(1)(2)(3)	58	Director	1999
Graham Strachan(1)(2)(3)	67	Director	2001

(1)          Member of the audit committee of the Board of Directors.

(2)          Member of the compensation committee of the Board of Directors.

(3)          Member of the nominating and governance committee of the Board of Directors.

Virgil A. Place, M.D. founded VIVUS and has served as Chief Scientific Officer since April 1991. Dr. Place also served as Chairman of the Board from April 1991 until April 2007. Dr. Place holds a B.A. in Chemistry from Indiana University and an M.D. from The Johns Hopkins University. He is Board Certified in Internal Medicine, with specialty training at the Mayo Clinic.

Leland F. Wilson has served as President and a director of VIVUS since April 1991 and as Chief Executive Officer since November 1991. Mr. Wilson holds a B.S. and an M.S. from Pennsylvania State University.

Mark B. Logan has served as a director of VIVUS since March 1999 and was elected Chairman of the Board in April 2007. From November 1994 until his retirement in May 2001, Mr. Logan served as Chairman of the Board, President and Chief Executive Officer of VISX, Inc., a medical device company. Mr. Logan also serves on the board of the University of Virginia Heart & Vascular Center, is a director of

Public Policy Virginia, Inc. and is a trustee of the Southern Environmental Law Center. Mr. Logan holds a B.A. from Hiram College, was a Woodrow Wilson Fellow at New York University, and holds a P.M.D. from Harvard Business School.

Mario M. Rosati has served as a director of VIVUS since March 1999. Mr. Rosati has been with the Palo Alto, California law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971. Mr. Rosati also serves as a director of Aehr Test Systems, a manufacturer of computer hardware testing systems, Sanmina-SCI Corporation, an electronics manufacturing services company, and Symyx Technologies, Inc., a combinatorial materials science company. Mr. Rosati holds a B.A. from the University of California, Los Angeles and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Linda M. Dairiki Shortliffe, M.D. has served as a director of VIVUS since June 1999. Dr. Shortliffe has served as Professor of Urology at Stanford University School of Medicine since 1993 and as Chair of the Department of Urology since 1995. She has also been Chief of Pediatric Urology of Lucile Salter Packard Children’s Hospital at Stanford since 1991. She is a Fellow of the American College of Surgeons and the American Academy of Pediatrics and served as past president and ex-Trustee to the American Board of Urology. Dr. Shortliffe holds an A.B. from Radcliffe/Harvard College and an M.D. from Stanford University.

Graham Strachan has served as a director of VIVUS since June 2001. He currently serves as Chairman of the Board of Lorus Therapeutics Inc., a biopharmaceutical company, Chairman of the Board of Amorfix Life Sciences Ltd., an emerging theranostics company, and serves as a director of IBEX Pharmaceuticals Inc., a pharmaceutical company. Mr. Strachan currently serves as chair of the Ontario Mental Health Research Foundation. Mr. Strachan holds a B.Sc. Honours Chemistry degree from the University of Glasgow, is a Qualified Patent Agent in Canada and in the United States and completed an Advanced Management Program at the University of Western Ontario.

Vote Required

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors, whether or not such affirmative votes constitute a majority of the shares voted. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no other legal effect under Delaware law.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED VIRGIL A. PLACE, LELAND F. WILSON, MARK B. LOGAN, MARIO M. ROSATI, LINDA M. DAIRIKI SHORTLIFFE AND GRAHAM STRACHAN AS ITS NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The Board of Directors has selected Odenberg, Ullakko, Muranishi & Co. LLP to audit our financial statements for the fiscal year ending December 31, 2007. The decision of the Board of Directors to appoint Odenberg, Ullakko, Muranishi & Co. LLP, or OUM, was based on the recommendation of the Audit Committee of the Board of Directors. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered OUM’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm and its reputation for integrity and competence in auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with OUM in all of these respects.

OUM audited our financial statements for the fiscal year ending December 31, 2006. OUM was first appointed in fiscal year 2005. Representatives of OUM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

FEES BILLED BY ODENBERG, ULLAKKO, MURANISHI & CO. LLP DURING FISCAL 2006 and 2005

On June 29, 2005, the Audit Committee of the Board of Directors engaged Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm beginning with the fiscal year ending December 31, 2005. The following table presents fees for professional services rendered by OUM for the audit of our annual financial statements for fiscal years 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by OUM for these periods:

	2006	2005
Audit Fees(1)	$334,089	$310,001
Audit Related Fees(2)	8,750	—
Tax Fees(3)	—	—
All Other Fees(4)	6,390	—
Total Fees	$349,229	$310,001

(1)          Audit Fees:   This category consists of fees for the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, and for attestation services related to Sarbanes-Oxley compliance for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

(2)          Audit-Related Fees:   This category consists of fees incurred for work related to OUM’s audit of our employee benefit plan in 2006. There were no audit related fees billed by OUM for fiscal 2005.

(3)          Tax Fees:   There were no tax fees billed by OUM during these periods.

(4)          All Other Fees:   This category consists of fees incurred for work related to OUM’s review of the Prospectus Supplement, filed on Form 424B5 on May 11, 2006, pursuant to a shelf Registration Statement filed on Form S-3 on December 22, 2004, the issuance of OUM’s comfort letter for the shelf Registration Statement, which allows the Company to offer and sell up to an aggregate of

$80 million of common stock from time to time in one or more offerings, filed on Form S-3 on July 14, 2006, and review of the Prospectus Supplement, filed on Form 424B5 on November 17, 2006, pursuant to the shelf Registration Statement filed on Form S-3 on July 14, 2006. There were no other fees billed by OUM for fiscal 2005.

FEES BILLED BY KPMG LLP DURING FISCAL 2006 and 2005

The following table presents fees for professional services rendered by KPMG LLP, our previous independent auditor, for the audit of our annual financial statements for fiscal years 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for these periods:

	2006	2005
Audit Fees(1)	$25,888	$32,282
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	7,757	—
Total Fees	$33,645	$32,282

(1)          Audit Fees:   This category consists of fees for the audit of the Company’s annual financial statements, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, and for attestation services related to Sarbanes-Oxley compliance for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

(2)          Audit-Related Fees:   There were no audit-related fees billed by KPMG LLP during these periods.

(3)          Tax Fees:   There were no tax fees billed by KPMG LLP during these periods.

(4)          All Other Fees:   This category consists of fees incurred for work related to KPMG LLP’s review of the Prospectus Supplement, filed on Form 424B5 on May 11, 2006, pursuant to a shelf Registration Statement filed on Form S-3 on December 22, 2004. There were no other fees billed by KPMG LLP for fiscal 2005.

On June 28, 2005, the Audit Committee of the Board of Directors approved the dismissal of KPMG LLP as our independent registered public accounting firm. There were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedures which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused them to refer to the subject matter of the disagreements in connection with their report; and there were no “reportable events” as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K. The Company requested KPMG LLP to furnish it with a letter addressed to the Commission stating whether it agreed with the above statements. A copy of that letter, dated July 12, 2005, was filed as Exhibit 16.1 to the Form 8 K/A announcing KPMG LLP’s dismissal and the appointment of OUM, which was filed with the SEC on July 14, 2005.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Our independent registered public accounting firm and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with a pre-approval, and the fees for the services performed as needed. The Audit

Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Logan, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. In 2006, all audit and non-audit services were pre-approved in accordance with the Company’s policy.

Required Vote

Stockholder ratification of the selection of OUM as our independent registered public accounting firm for fiscal year 2007 is not required by our bylaws, or other applicable legal requirement. However, as a matter of good corporate practice, the Board is seeking stockholder ratification of its appointment of our independent registered public accounting firm. In the event that the stockholders do not approve the selection of OUM, the appointment of the independent registered public accounting firm may be reconsidered by the Board. Even if the selection is ratified, the Board at its discretion and at the direction of the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of VIVUS and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Board Meetings

The Board of Directors met seven times and acted by unanimous written consent one time during fiscal 2006. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which each such director served during fiscal 2006.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of stockholders. All directors, other than Director Logan, attended our 2006 Annual Meeting of Stockholders.

Board Independence

The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except for Virgil A. Place, Chief Scientific Officer, and Leland F. Wilson, the President and Chief Executive Officer, is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards, as currently in effect.

Board Committees

The Board of Directors has Audit, Compensation and Nominating and Governance Committees. Each of these committees has adopted a written charter, all three of which can be found on our website at www.vivus.com. All members of the committees are appointed by the Board of Directors, and are independent non-employee directors. The following describes each committee, its current membership, the number of meetings held during fiscal year 2006 and its function:

Audit Committee

The Audit Committee consists of directors Logan, Shortliffe and Strachan, none of whom are employees of VIVUS and each of whom is independent within the meaning of the NASDAQ Stock

Market, LLC director independence standards as currently in effect. The Board of Directors has determined that Mr. Logan is an “audit committee financial expert” as defined in SEC rules. The Audit Committee held six meetings during fiscal year 2006. Mr. Logan serves as Chairman of the Audit Committee.

The Audit Committee is responsible for:

•       overseeing the accounting, financial reporting and audit processes;

•       making recommendations to the Board of Directors regarding the selection of independent auditors;

•       reviewing the results and scope of audit and other services provided by the independent auditors;

•       reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

•       reviewing our internal controls over financial reporting.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

The Audit Committee Report is included herein on page 14.

Nominating and Governance Committee

The Nominating and Governance Committee consists of directors Strachan and Shortliffe, neither of whom are employees of VIVUS and each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Nominating and Governance Committee held no meetings during fiscal year 2006.

The Nominating and Governance Committee is responsible for:

•       considering and periodically reporting on matters related to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees;

•       developing and recommending governance principles applicable to VIVUS; and

•       overseeing the evaluation of the Board of Directors and management.

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Chief Financial Officer at VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040. In addition, procedures for stockholder direct nomination of directors are discussed in detail in our bylaws, which can be provided to you upon written request. The Nominating and Governance Committee will consider a director candidate recommended by our stockholders in the same manner as a nominee recommended by a Board member, management or other sources.

The Nominating and Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee intends to regularly assess the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee plans to consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed below and seeks to achieve a balance of knowledge, experience and skill on the Board of Directors.

The Nominating and Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board as follows:

•       possession of the highest professional and personal ethics and values;

•       broad experience at the policy-making level in business, health care, education, or government;

•       a commitment to enhancing stockholder value and providing insight and practical wisdom based on experience;

•       service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly, all director duties; and

•       each director must represent the interests of our stockholders.

After completing its evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Compensation Committee

The Compensation Committee currently consists of directors Logan, Shortliffe and Strachan, none of whom are employees of VIVUS and each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Compensation Committee held six meetings during fiscal year 2006. No member of the Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee.

The Compensation Committee is responsible for:

•       reviewing and approving the compensation and benefits for our officers and directors;

•       administering our 1994 Employee Stock Purchase Plan and 2001 Stock Option Plan;

•       making recommendations to the Board of Directors regarding such matters; and

•       performing other duties regarding compensation for employees and consultants as the Board of Directors may delegate from time to time.

The Compensation Committee reviews and approves the salaries and incentive compensation of the Company’s officers, directors and the remainder of the Company’s personnel, including all new hire grants to employees. In addition, the Compensation Committee approves stock option grants for all employees as part of the Company’s annual performance review process. The agenda for meetings of the Compensation Committee are prepared by the Chief Executive Officer and/or Chief Financial Officer, with final approval by the Compensation Committee Chairman. The Company’s Chief Executive Officer and Chief Financial

Officer attend the meetings of the Compensation Committee, but neither the Chief Executive Officer nor the Chief Financial Officer participates in deliberations relating to his own compensation. In rendering its decisions, the Compensation Committee considers the recommendations of the Chief Executive Officer, with input by the Chief Financial Officer, the information regarding comparably sized companies in the biotechnology, medical devices and pharmaceutical industries in the United States and its collective experience with other companies. In addition, during 2006 the Company engaged the services of Compensia, a third-party professional executive compensation consulting firm, to assist in the review and analysis of the Chief Executive Officer’s compensation. The Compensation Committee does not delegate its authority, although the Board of Directors reviews and approves cash and equity compensation for the Company’s officers and directors from time to time.

The Compensation Committee Report is included herein on page 15.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of the Board of Directors who served on the Committee in 2006 or who presently serves on the Committee has interlocking relationships as defined by the Securities and Exchange Commission or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission’s rules requiring disclosure of certain relationships and related party transactions.

Stockholder Communications to Directors

Stockholders may communicate directly with our directors by sending a letter addressed to:

Chief Financial Officer
VIVUS, Inc.
1172 Castro Street
Mountain View, CA  94040

Our Chief Financial Officer, or CFO, will ensure that a summary of all communications received is provided to the Board of Directors at its regularly scheduled meetings. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. Where the nature of a communication warrants, the CFO may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, management or independent advisors, as the CFO considers appropriate. The CFO may decide, in the exercise of his judgment, whether a response to any stockholder communication is necessary.

Code of Ethics

The Board of Directors has adopted a Code of Ethics which is applicable to all of our employees, including its principal executive officer and senior financial officer. The Code of Ethics may be found on our website at www.vivus.com. VIVUS will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the person to whom the waiver was granted, on our website on the Investor Relations page.

EXECUTIVE OFFICERS

The following table and the biographical information that follows it sets forth information as of the Record Date regarding our executive officers:

Name	Age	Position
Virgil A. Place, M.D.	82	Chief Scientific Officer and Director
Leland F. Wilson	63	President, Chief Executive Officer and Director
Peter Y. Tam	43	Senior Vice President, Product and Corporate Development
Wesley W. Day, Ph.D.	43	Vice President, Clinical Development
John Dietrich, Ph.D(1)	60	Vice President, Research and Development
Guy P. Marsh	53	Vice President, U.S. Operations and General Manager
Timothy E. Morris	45	Vice President, Finance and Chief Financial Officer
Lee B. Perry	56	Vice President and Chief Accounting Officer
Changjin Wang, Ph.D	49	Vice President, Business Development

(1)          On April 16, 2007, John Dietrich, Ph.D. submitted his resignation as Vice President, Research and Development of the Company to be effective April 30, 2007. Dr. Dietrich submitted his resignation to pursue other opportunities.

The biographical information of Dr. Place and Mr. Wilson is set forth above under Proposal No. 1, “Election of Directors.”

Peter Y. Tam has served as Senior Vice President of Product and Corporate Development of VIVUS since July 2004. From November 2002 to July 2004, Mr. Tam served as Vice President of Strategic Planning and Corporate Development of VIVUS. Mr. Tam joined VIVUS in 1993 as Manager of Clinical Research and in 1999 he assumed the responsibilities of Director of Clinical and Corporate Development. Mr. Tam holds a B.S. in Chemistry from University of California Berkeley and an M.B.A. from Santa Clara University.

Wesley W. Day, Ph.D. has served as Vice President, Clinical Development of VIVUS since November 2005. From September 2003 until October 2005, Dr. Day served as Senior Director- Safety and Risk Management at Pfizer Inc., a research-based global pharmaceutical company. From August 2001 to August 2003, he served as Pfizer’s Senior Associate Director- Worldwide Regulatory Affairs. Dr. Day holds a Ph.D. in pharmacology and toxicology from the University of Maryland at Baltimore and a B.S. from the University of Texas Pan American and is a Diplomate of the American Board of Toxicology.

John Dietrich, Ph.D. has served as Vice President of Research and Development of VIVUS since October 2000. Dr. Dietrich holds a B.S. from LeMoyne College, an M.S. from the University of Dayton and a Ph.D. in Pharmacology from the University of North Carolina.

Guy P. Marsh has served as Vice President of U.S. Operations and General Manager of VIVUS since July 2000. In 2001, Mr. Marsh assumed responsibilities for U.S. Sales and Marketing of MUSE. Mr. Marsh holds a B.S. in Engineering from New Jersey Institute of Technology and an M.B.A. from Seton Hall University.

Timothy E. Morris has served as Vice President, Finance and Chief Financial Officer of VIVUS since November 2004. From September 2001 to November 2004, Mr. Morris served as Chief Financial Officer and Senior Vice President of Finance & Administration at Questcor Pharmaceuticals Inc., or Questcor, a specialty pharmaceutical company. Mr. Morris holds a B.S. degree in Business with an emphasis in Accounting from California State University, Chico and is a certified public accountant.

Lee B. Perry has served as Vice President and Chief Accounting Officer of VIVUS since February 2007. From March 2005 to February 2007, Mr. Perry served as Senior Director, Finance of VIVUS. From May 2002 to March 2005, Mr. Perry served as Senior Director of Finance at Questcor. From March 1999 to May 2002, Mr. Perry served as Director of Finance at DNA Sciences, Inc., a genetics discovery company. Mr. Perry holds a B.A. in Economics from San Diego State University and is a certified public accountant.

Changjin (CJ) Wang, Ph.D. has served as Vice President, Business Development of VIVUS since November 2006. From March 2005 to July 2006, Dr. Wang served as Vice President of Business Development of Abmaxis, Inc., a biopharmaceutical company. From April 2002 to May 2004, Dr. Wang was Vice President of Business Development at TaiGen Biotechnology Co., Ltd.. a pharmaceutical company. Dr. Wang holds a Ph.D. in Pharmaceutical Sciences from the College of Pharmacy, University of Kentucky, an M.S. in Medicinal Chemistry and a B.S. in Pharmacy from the College of Pharmacy, West China University of Medical Sciences.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with our management. In addition, the Audit Committee has discussed with Odenberg, Ullakko, Muranishi & Co. LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from Odenberg, Ullakko, Muranishi & Co. LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Odenberg, Ullakko, Muranishi & Co. LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Mark B. Logan
Linda M. Dairiki Shortliffe, M.D.
Graham Strachan

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that VIVUS specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Mark B. Logan
Linda M. Dairiki Shortliffe, M.D.
Graham Strachan

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We compensate our executive officers through a combination of base salary, cash bonus and equity compensation designed to be competitive with comparable companies. Executive officer compensation is designed to attract, retain, reward and motivate the officers and to align annual performance with the long-term interests of our stockholders.

Our compensation programs are designed to:

•       provide compensation that is competitive in the market in which we compete for employees;

•       reward employees for performance;

•       share the risks and rewards of our business with our employees;

•       align the interests of our employees with the interests of our stockholders; and

•       compensate our employees in a manner that is efficient and affordable for VIVUS.

In determining the compensation for our executive officers, we consider a number of factors, including information regarding comparably sized companies in the biotechnology, medical devices and pharmaceutical industries in the United States. We also consider the level of the employee, the geographical region in which the employee resides and the employee’s overall performance and contribution to VIVUS. Especially with respect to the compensation of our Chief Executive Officer and our Chief Financial Officer, we also consider the company’s performance and the anticipated difficulty of replacing the executive officer with someone of comparable experience and skill.

For example, we considered a number of factors in setting the 2007 compensation for our Chief Executive Officer and our Chief Financial Officer, including the progress of the clinical trials and the submission of a New Drug Application for EvaMist, the announcement of Phase 2 results for Qnexa, the raising of $44.5 million through the sale of the company’s common stock and the price of the company’s common stock. Accordingly, we increased the base salary of our Chief Executive Officer and our Chief Financial Officer’s compensation by 5.1% and 5.0%, respectively, in 2007. In addition, our Chief Executive Officer and Chief Financial Officer will be entitled to receive cash bonuses of up to 45% and 35% of their base salaries, respectively, if certain corporate objectives are achieved for 2007.

Compensation Components

Our Compensation Committee relies on experience with other companies in our industry and, with respect to the Company’s executive officers, third party industry compensation surveys to determine the portion of our employees’ compensation to be based on base salary, performance-based cash bonuses and performance-based equity awards. We believe that a larger portion of our executive officers’ compensation should be based on performance than our lower level personnel. Consistent with our compensation philosophy, we have structured each element of our compensation program as described below.

We design our base pay to provide the essential reward for an employee’s work. Once base pay levels are determined, increases in base pay are provided to recognize an employee’s specific performance achievements.

We also utilize cash bonuses that allow us to remain competitive with other companies while providing additional compensation for an employee’s outstanding results and for the achievement of corporate objectives.

We utilize equity-based compensation, including stock options and restricted stock units, to ensure that we have the ability to retain personnel over a longer period of time, and to provide employees with a form of reward that aligns their interests with those of our stockholders. Employees whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation.

Core benefits, such as our basic health benefits, 401(k) program and life insurance, are designed to provide support to employees and their families.

Consistent with this philosophy, we have structured each element of our compensation package as follows:

Base Salary

We determine our executive salaries based on job responsibilities and individual experience, and we benchmark the amounts we pay against comparable competitive market compensation for similar positions within our industry as well as the geographical area in which the employee resides. Our Compensation Committee reviews the salaries of our executives annually, and our Compensation Committee grants increases in salaries based on individual performance during the prior calendar year provided that any increases are within the guidelines determined by the Compensation Committee for each position.

Cash Bonuses

We award cash bonuses to our executive officers based on the performance of the executive officer and the achievement by the company of corporate performance objectives established by our Board of Directors at the beginning of each fiscal year and modified to the extent necessary during a fiscal year. In 2006, these corporate objectives included sales and revenue targets, clinical development goals as well as specific financing and business development objectives. Our Board of Directors determines the portion of the total cash bonus that relate to each corporate objective, and our Compensation Committee evaluates the extent to which the objectives were achieved at the end of each fiscal year. In 2007, the Chief Executive Officer is eligible to receive a maximum cash bonus of up to 45% of his base salary and our Chief Financial Officer is eligible to receive a maximum cash bonus of up to 35% of his base salary. Vice Presidents are eligible to receive bonuses of up to 30% of their base salaries depending on individual and company performance.

In 2006, our Compensation Committee determined that the maximum cash bonus levels for our Chief Executive and Chief Financial Officer to be 45% and 30% of base compensation, respectively. Based on the achievement of the total corporate objectives and performance for the year, the Compensation Committee awarded cash bonuses to our Chief Executive Officer and Chief Financial Officer equal to 31% and 19% of their base salary compensation, respectively.

The cash bonus plan is discretionary, and the Compensation Committee may modify, suspend, eliminate or adjust the plan, the goals and the total or individual payouts at any time.

Equity Compensation

We award equity compensation to our executive officers based on the performance of the executive officer and guidelines related to each employee’s position in the company. We determine our option guidelines based on information derived from our experience with other companies and, with respect to our executive officers, third party surveys of companies in our industry. We typically base awards to newly hired employees on these guidelines and we base our award decisions for continuing employees on these guidelines as well as an employee’s performance for the prior fiscal year. In determining the amount of awards, we generally do not consider an employee’s current equity ownership in the company or the prior awards that are fully vested. Rather, we evaluate each employee’s awards based on the factors described above and competitive factors in our industry.

Our stock option awards typically vest over a four year period subject to the continued service of the employee to the company. Twenty-five percent of the shares typically vest on the first anniversary of the option award and the remainder vest on a monthly basis over the remainder of the vesting period. We believe this vesting arrangement encourages our employees to continue service to VIVUS for a longer period of time.

Timing of Equity Awards

Our Compensation Committee typically makes award decisions for employees at its first meeting in each fiscal year. We believe annual awards at this time allow the Compensation Committee to consider a number of factors related to the option award decisions, including corporate performance for the prior fiscal year, employee performance for the prior fiscal year and expectations for the upcoming fiscal year. With respect to newly hired employees, our practice is typically to make stock grants at the first meeting of the Compensation Committee following the employee’s hire date. We do not plan or time our stock option grants in coordination with the release of material non-public information for the purpose of affecting the value of executive compensation.

Allocation of Equity Compensation

In 2006, we granted stock options and restricted stock units to purchase 730,035 shares of our common stock, of which stock options and restricted stock units to purchase a total of 429,000 shares were awarded to executives, representing 59% of all awards in 2006. Our Compensation Committee does not apply a formula for allocating stock options to executive officers. Instead, our Compensation Committee considers the role and responsibilities of the executive officers, competitive factors, the non-equity compensation received by the executives and the total number of options to be granted in the fiscal year.

Type of Equity Awards

Under our 2001 Stock Option Plan, we may issue incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. Prior to 2006, the primary form of equity compensation that we awarded consisted of incentive and non-qualified stock options.

In 2006, we issued 62,500 restricted stock units to our Chief Executive Officer that vest only if our stock achieves certain share prices. In particular, fifty percent (50%) of the restricted stock units shall vest and become issuable only if the average closing price of our common stock equals or exceeds $6.50 per share over a 45 day period prior to September 20, 2011, and fifty percent (50%) of the restricted stock units vest and become issuable only if the average closing price of our Common Stock equals or exceeds $7.50 per share over a 45 day period prior to September 20, 2011. The issuance of restricted stock units with vesting based on the achievement of certain price levels appeared reasonable at the time we issued them; however, we have since concluded that the numerous factors that determine stock price make stock price alone a difficult target to influence. The compensation committee has rethought its initial decision and has opted to revert back to its earlier practice of issuing incentive and non-qualified stock options as the primary form of equity compensation.

Retirement Savings Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees. Employees may elect to contribute their compensation up to the statutorily prescribed limit. We currently match employee contributions up to a maximum of four percent of an employee’s salary per pay period, which in 2006 was $8,800 per employee.

Severance Benefits

Our Chief Executive Officer has an employment agreement under which he is entitled to receive an amount equal to four months of his then current salary if he is terminated without cause. None of our other employees have employment agreements that provide similar severance benefits.

Change of Control Benefits

Our executive officers, including our Chief Executive Officer and our Chief Financial Officer, have agreements that provide for certain benefits in the event of a change in control. These agreements provide that upon the involuntary termination of an executive officer’s employment without cause in connection with the acquisition of the Company or a change in the Company’s management (collectively referred to as a “Change of Control”), the executive officer is entitled to receive the following benefits: (1) monthly severance payments for twenty-four (24) months following the effective date of termination equal to the monthly salary that the executive officer was receiving immediately prior to the Change of Control; (2) monthly severance payments equal to one-twelfth (1/12th) of the executive officer’s target bonus for the fiscal year in which the termination occurs; (3) pro-rated amount of the executive officer’s target bonus for the fiscal year in which the termination occurs, calculated based on the number of months during such fiscal year that the Company employed the executive officer; (4) continuation of benefits through the end of the severance period that is identical to those the executive officer was entitled to immediately prior to the Change of Control; (5) outplacement services not to exceed twenty thousand dollars ($20,000.00); and (6) all unvested stock options granted and outstanding will automatically accelerate in full and become immediately vested and exercisable upon the closing of a Change of Control. Because of the so-called “parachute” tax imposed by the Internal Revenue Code Section 280G, we also have agreed to reimburse our Chief Executive Officer and Chief Financial Officer for any taxes imposed as a result of payments related to a Change of Control. We limit the change of control benefits of our other executive officers such that no taxes will be imposed under Section 280G. We believe that providing our executives with these benefits is in the interests of our stockholders because change of control benefits would reduce the potential reluctance of our executive officers to pursue certain change of control transactions due to employment uncertainty. A table showing potential payments upon termination or change of control of our named executive officers is set forth herein on page 25.

Perquisites and Other Benefits

We annually review the perquisites that executive officers receive. We provide a long-term disability policy for our Chief Executive Officer.

Our Compensation Process

The Compensation Committee reviews and approves the salaries and incentive compensation of the Company’s executive officers, directors and the remainder of the Company’s personnel, including all new hire grants to employees. In addition, the Compensation Committee approves stock option grants for all employees as part of the Company’s annual performance review process. The agenda for meetings of the Compensation Committee are prepared by the Chief Executive Officer and/or Chief Financial Officer, with final approval by the Compensation Committee Chairman. The Company’s Chief Executive Officer and Chief Financial Officer attend the meetings of the Compensation Committee, but neither the Chief Executive Officer nor the Chief Financial Officer participates in deliberations relating to his own compensation. In rendering its decisions, the Compensation Committee considers the recommendations of the Chief Executive Officer, with input by the Chief Financial Officer, the information regarding comparably sized companies in the biotechnology, medical devices and pharmaceutical industries in the United States and its collective experience with other companies. The Compensation Committee generally reviews the performance and compensation of the Chief Executive Officer and Chief Financial Officer annually. In addition, during 2006 the Company engaged the services of Compensia, a third-party professional executive compensation consulting firm, to assist in the review and analysis of the Chief Executive Officer’s compensation. Our Compensation Committee also works with our Chief Executive Officer and Chief Financial Officer in evaluating the financial, accounting, tax and retention implications of our various compensation programs.

Effect of Accounting and Tax Treatment on Compensation Decisions

We consider the anticipated accounting and tax implications to us and our executives of our compensation programs. Prior to 2006, the primary form of equity compensation that we awarded consisted of incentive and non-qualified stock options due to favorable accounting and tax treatment and the expectation among employees in our industry that they would be compensated through stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Financial Accounting Standards No. FAS 123R (“FAS 123(R)”), Share-Based Payment, potentially making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of various alternatives to stock options but determined to continue to grant stock options as the primary form of equity compensation.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific criteria are satisfied. From time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Executive Time Off

All of our full-time employees, including our executive officers, receive up to three weeks of vacation each year, based upon the length of service. Unused vacation carries over to the following year and may accumulate up to six weeks at any time. Upon termination, all employees are paid their accrued benefit that existed as of the date of such termination. Additionally, employees receive two floating holidays and eight sick days each year that expire if unused as of the date of termination or the end of the calendar year.

The following table presents information for our fiscal year ended December 31, 2006 concerning the total compensation paid to or accrued for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our “named executive officers” below.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus ($)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(3)	Total ($)
Leland F. Wilson President, Chief Executive Officer and Director	2006	$ 489,491	$ 11,139	$ 14,562	$ 472,613	$ 138,861	$ 9,731	$ 1,136,397
Timothy E. Morris Vice President, Finance and Chief Financial Officer	2006	278,785		—	201,203	52,739	3,434	536,161
Peter Y. Tam Senior Vice President, Product and Corporate Development	2006	282,712		—	194,862	53,491	8,800	539,865
Guy P. Marsh Vice President, U.S. Operations and General Manager	2006	252,604		—	103,392	47,786	8,800	412,582
Wesley W. Day, Ph.D. Vice President, Clinical Development	2006	251,459		—	104,862	31,687	102,195	490,206

(1)              The amounts in this column include payments in respect of accrued vacation, holidays, and sick days.

(2)              The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 computed in accordance with FAS 123(R) and thus includes awards granted in and prior to 2006. See Note 8 to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for assumptions used to estimate the fair values of option awards and restricted stock units granted during fiscal year 2006. The Company’s stock-based compensation expense recognized under FAS 123(R) reflects an estimated forfeiture rate of 4.19% in 2006. The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.

(3)              Includes (i) contributions made by the Company under its 401(k) Plan in the amounts of $8,800, $3,434, $8,800, $8,800 and $8,800 on behalf of Messrs. Wilson, Morris, Tam, Marsh and Dr. Day, respectively; (ii) payments for temporary housing and relocation expenses totaling $93,395 to Dr. Day; and (iii) a premium for long term disability insurance in the amount of $931 on behalf of Mr. Wilson.

Grants of plan-based awards in last fiscal year

The following table provides information with regard to each grant of an award made to a named executive officer under any plan during the fiscal year ended December 31, 2006.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Number of Shares of Stock or	Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options (3)	Awards(4)	Awards
Leland F. Wilson		$110,207	$165,311	$220,414
	1/30/2006					70,000	$3.13	$156,636
	9/20/2006				31,250			59,907
	9/20/2006				31,250			67,847
Timothy E. Morris		41,856	62,784	83,712
	1/30/2006					26,250	3.13	58,417
Peter Y. Tam		42,453	63,680	84,906
	1/30/2006					35,000	3.13	78,318
Guy P. Marsh		37,925	56,888	75,850
	1/30/2006					26,250	3.13	58,739
Wesley W. Day, Ph.D.		37,723	56,585	75,446
	1/30/2006					3,400	3.13	7,563
	5/09/2006					60,000	3.28	138,394

(1)             Reflects the minimum, target and maximum values of cash bonus award to the named executive officers in 2006. The cash bonus award amounts actually paid to the named executive officers in 2006 are shown in the Summary Compensation Table for 2006 under the heading “Non-Equity Incentive Plan Compensation”. Please refer to “Compensation Discussion and Analysis” above for a description of the cash bonus compensation.

(2)             Each restricted stock unit represents a contingent right to receive one share of VIVUS, Inc. common stock (“the Company Common Stock”). 31,250 restricted stock units vest and become issuable, if at all, when the average closing price of the Company Common Stock equals or exceeds $6.50 per share over a forty-five day period and 31,250 restricted stock units vest and become issuable, if at all, when the average closing price of the Company Common Stock equals or exceeds $7.50 per share over a forty-five day period. Each of these restricted stock units expires 5 years from the date of grant.

(3)             The stock options granted in 2006 are generally exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable at the end of each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Each of these options expires 10 years from the date of grant.

(4)             Options are granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.

Outstanding equity awards at fiscal year-end

The following table presents certain information concerning the outstanding equity awards held as of December 31, 2006 by each named executive officer.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)		Option Exercise	Option Expiration	Number of Units of Stock that Have Not	Market Value of Shares of Units that Have not
Name	Exercisable	Unexercisable	Price(2)	Date(3)	Vested(4)	Vested(5)
Leland F. Wilson	150,000	—	$ 2.6875	12/9/2008
	50,000	—	2.9375	12/8/2007
	50,315	—	2.95	4/18/2015
	—	70,000	3.13	1/30/2016
	83,333	166,667	3.73	8/23/2015
	100,000	—	3.875	1/22/2011
	97,566	2,434	4.00	1/20/2013
	47,916	52,084	4.15	1/24/2015
	50,000	—	4.4063	12/8/2007
	72,916	27,084	4.58	1/26/2014
	70,000	—	4.8438	1/19/2010
	100,000	—	8.08	1/21/2012
					31,250	$ 113,125
					31,250	113,125
Timothy E. Morris	—	26,250	$ 3.13	1/30/2016
	2,087	2,271	4.15	1/24/2015
	104,166	95,834	5.67	11/9/2014
Peter Y. Tam	27,500	—	$ 2.6875	12/9/2008
	—	35,000	3.13	1/30/2016
	5,000	—	3.40	7/16/2011
	30,000	—	3.49	10/25/2012
	26,666	53,334	3.73	8/23/2015
	18,750	—	3.875	1/22/2011
	25,520	730	4.00	1/20/2013
	16,770	18,230	4.15	1/24/2015
	21,145	13,855	4.53	7/19/2014
	25,520	9,480	4.58	1/26/2014
	8,750	—	4.8438	1/19/2010
	17,500	—	8.08	1/21/2012
Guy P. Marsh	—	26,250	$ 3.13	1/30/2016
	8,333	16,667	3.73	8/23/2015
	35,000	—	3.875	1/22/2011
	34,271	729	4.00	1/20/2013
	16,770	18,230	4.15	1/24/2015
	30,000	—	4.50	4/20/2009
	25,520	9,480	4.58	1/26/2014
	17,500	—	4.8438	1/19/2010
	30,000	—	6.6875	7/17/2010
	35,000	—	8.08	1/21/2012
Wesley W. Day, Ph. D.	—	3,400	$ 3.13	1/30/2016
	16,250	43,750	3.26	11/14/2015
	—	60,000	3.28	5/9/2016

(1)          Stock options outstanding are generally exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable at the end of each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(2)          Options are granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.

(3)          These options generally expire 10 years from the date of grant.

(4)          Each restricted stock unit represents a contingent right to receive one share of VIVUS, Inc. common stock (“the Company Common Stock”). 31,250 restricted stock units vest and become issuable, if at all, when the average closing price of the Company Common Stock equals or exceeds $6.50 per share over a forty-five day period and 31,250 restricted stock units vest and become issuable, if at all, when the average closing price of the Company Common Stock equals or exceeds $7.50 per share over a forty-five day period. Each of these restricted stock units expires 5 years from the date of grant.

(5)          Computed by multiplying the closing market price of the Company’s stock at December 31, 2006 by the number of restricted stock units.

Option exercises in last fiscal year

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during the fiscal year ended December 31, 2006 and the aggregate dollar amount realized by the named executive officer upon exercise of the option.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Leland F. Wilson	44,999	$ 51,861
Timothy E. Morris	—	—
Peter Y. Tam	—	—
Guy P. Marsh	—	—
Wesley W. Day, Ph.D.	—	—

(1)          The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Common Stock underlying that option on the date of exercise, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of exercise, and the aggregate exercise price of the option.

Potential Payments Upon Termination or Change of Control for each Named Executive Officer

Employee Benefits and Payments Upon Termination:	Involuntary Termination not for Cause not Following a Change of Control(1)	Involuntary Termination not for Cause Following a Change of Control
Leland F. Wilson
Base salary	$163,270	$979,620
Bonus	—	300,000
Medical continuation	6,667	40,000
Outplacement services	—	20,000
Monthly disability benefits	—	—
Value of accelerated stock options(2)	—	34,300
Timothy E. Morris
Base salary	—	558,082
Bonus	—	105,478
Medical continuation	—	40,000
Outplacement services	—	20,000
Monthly disability benefits	—	—
Value of accelerated stock options(2)	—	12,863
Peter Y. Tam
Base salary	—	566,040
Bonus	—	106,982
Medical continuation	—	40,000
Outplacement services	—	20,000
Monthly disability benefits	—	—
Value of accelerated stock options(2)	—	17,150
Guy P. Marsh
Base salary	—	505,670
Bonus	—	95,572
Medical continuation	—	40,000
Outplacement services	—	20,000
Monthly disability benefits	—	—
Value of accelerated stock options(2)	—	12,863
Wesley W. Day, Ph.D.
Base salary	—	502,976
Bonus	—	63,374
Medical continuation	—	40,000
Outplacement services	—	20,000
Monthly disability benefits	—	—
Value of accelerated stock options(2)	—	37,816

(1)          Leland F. Wilson has an employment agreement that entitles him to severance pay of four months’ salary in the event of termination without cause.

(2)          Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options based on the spread between the closing price of our common stock on December 29, 2006 (the last business day of the year) of $3.62 and the exercise price of the stock options. Aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 29, 2006.

Compensation of Directors

The following table sets forth the compensation paid by us during the fiscal year ended December 31, 2006 to our non-executive officer directors:

Name	Year	Fees Earned or paid in Cash(3)	Option Awards(4)	Total
Virgil A. Place, M.D.(1)	2006	$—	$—	$—
Mark B. Logan*(2)	2006	40,000	32,487	72,487
Mario M. Rosati	2006	35,000	32,487	67,487
Linda M. Dairiki Shortliffe, M.D.	2006	35,000	32,487	67,487
Graham Strachan	2006	35,000	32,487	67,487

*                    Chair of Audit Committee and Lead Director

(1)          Dr. Place is an executive officer (though not a named executive officer), who does not receive any additional compensation for services provided as a director.

(2)          Includes cash compensation associated with chairing the Audit Committee.

(3)          In fiscal 2006, non-employee directors received $35,000 per annum, paid in equal quarterly installments. The Chairman of the Audit Committee received an additional $5,000 on an annual basis.

(4)          Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. See Note 8 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding the assumptions underlying valuation of equity awards. In 2006, each non-employee director received an option grant on January 30, 2006 to purchase 2,000 shares of common stock, an option grant on February 20, 2006 to purchase 4,000 shares of common stock and an option grant on June 14, 2006 to purchase 8,000 shares of common stock. Each of these option grants is fully exercisable ratably over eight months. The full grant date fair value of the awards granted to each director in 2006, computed in accordance with FAS 123(R) is $31,383. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Mark B. Logan: 100,000; Mario M. Rosati: 100,000; Linda M. Dairiki Shortliffe, M.D.: 100,000; and Graham Strachan: 84,000.

For the fiscal year ended December 31, 2006, our non-employee directors, or Outside Directors, received $35,000 per annum, paid in equal quarterly installments, as well as reimbursement for expenses incurred in connection with attending board and committee meetings. In 2007, the annual cash retainer to be paid to each Outside Director will be increased to $65,000. The non-employee director serving as Chairman of the Audit Committee received an additional $5,000 on an annual basis in fiscal 2006. The non-employee directors serving as Chairman of the Audit Committee and Lead Director will each receive $15,000 and $10,000, respectively, for fiscal 2007.

Under our 2001 Stock Option Plan, or the 2001 Plan, each Outside Director is automatically granted a non-qualified option to purchase 32,000 shares of Common Stock upon the date on which such person first becomes a director with an exercise price equal to the fair market value of our Common Stock as of the date of grant, also called the Initial Option. Thereafter, each Outside Director is automatically granted a non-qualified option to purchase 8,000 shares under the 2001 Plan on the date of each annual meeting of stockholders, or the Subsequent Option, provided such director is re-elected and provided he or she has served as a director for at least six months as of such date. Initial Options granted under the 2001 Plan vest as to one-fourth (1/4th) of the shares on each anniversary date of grant over a period of four years so long as the optionee remains a director of VIVUS. Subsequent Options begin to vest at the rate of 12.5% per month following the date of grant so long as the optionee remains a director of VIVUS.

Outside Directors are also eligible to receive additional stock option grants. In January 2006, the Board of Directors granted to each of the Outside Directors a non-qualified stock option to purchase an additional 2,000 shares of our Common Stock with an exercise price equal to the closing price of our Common Stock on the date of grant as reported on the NASDAQ Global Market. In February 2006, the Board of Directors granted to each of the Outside Directors a non-qualified stock option to purchase an additional 4,000 shares of our Common Stock with an exercise price equal to the closing price of our Common Stock on the first business day following the date of grant as reported on the NASDAQ Global Market. In January 2007, the Board of Directors granted to each of the Outside Directors a non-qualified stock option to purchase an additional 30,000 shares of our Common Stock with an exercise price equal to the closing price of our Common Stock on the date of grant as reported on the NASDAQ Global Market. Each of the foregoing grants vests at a rate of 12.5% per month on the first day of each month following the date of grant.

Options granted under the 2001 Plan to Outside Directors have a term of ten years unless terminated sooner upon termination of the optionee’s status as a director or otherwise pursuant to the 2001 Plan. Such options are transferable by the optionee only in certain limited circumstances and each option is exercisable during the lifetime of the director only by such director or a permitted transferee. The 2001 Plan is designed to work automatically, without administration, with respect to the granting of options to Outside Directors; however, to the extent administration is necessary, the 2001 Plan has been structured so that options granted to Outside Directors who administer our other employee benefit plans shall qualify as transactions exempt from Section 16(b) of the Securities and Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of April 1, 2007 by (i) each person or entity who is known by us to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Five Percent Stockholders, Directors and Executive Officers	Beneficially Owned Stock(1) Number of Shares	Percent
Chilton Investment Co LLC(2)	4,513,104	7.7%
Royce & Associates LLC(3)	4,417,700	7.6%
OrbiMed Advisors LLC(4)	4,354,104	7.5%
Caxton Associates LLC(5)	4,277,500	7.3%
Virgil A. Place, M.D.(6)	771,043	1.3%
Leland F. Wilson(7)	1,620,673	2.8%
Peter Y. Tam(8)	314,848	*
Guy P. Marsh(9)	253,279	*
Timothy E. Morris(10)	136,107	*
Wesley W. Day, Ph.D.(11)	44,831	*
Mark B. Logan(12)	115,000	*
Mario M. Rosati(13)	120,892	*
Linda M. Dairiki Shortliffe, M.D.(14)	115,000	*
Graham Strachan(15)	99,000	*
All directors and executive officers as a group (13) persons(16)	3,825,494	6.6%

*                    Less than 1%

(1)          Applicable percentage ownership is based on 58,275,483 shares of Common Stock as of April 1, 2007. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2007 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)          According to a Schedule 13G/A filed with the SEC on February 14, 2007, Chilton Investment Co LLC may be deemed to be the beneficial owner of 4,513,104 shares of Common Stock. The address for Chilton Investment Co LLC is 1266 East Main Street, 7th Floor, Stamford, CT 06902.

(3)          According to a Schedule 13G/A filed with the SEC on January 25, 2007, Royce and Associates LLC may be deemed to be the beneficial owner of 4,417,700 shares of Common Stock. The address for Royce and Associates LLC is 1414 Avenue of the Americas, New York, NY 10019.

(4)          According to a Schedule 13G/A filed with the SEC on February 13, 2007, of the 4,354,104 shares reported on such Schedule 13G/A, (i) 360,199 shares are held by OrbiMed Advisors LLC and (ii) 3,993,905 shares are held by OrbiMed Capital II LLC. OrbiMed Advisors LLC and OrbiMed Capital II LLC are investment advisors. Samuel Isaly is a control person of OrbiMed Advisors LLC and OrbiMed Capital II LLC and shares dispositive and voting power over the shares held by OrbiMed Advisors LLC and OrbiMed Capital II LLC. OrbiMed Advisors LLC and

OrbiMed Capital II LLC hold shares of behalf of UBS Juniper Crossover Fund, LLC (360,199 shares), Caduceus Private Investments II, LP (2,905,882 shares), and Caduceus Private Investments II (QP), LP (1,088,023 shares). The address for Orbimed Advisors LLC, OrbiMed Capital II LLC and Samuel Isaly is 767 3rd Avenue, 30th Floor, New York, NY 10017.

(5)          According to a Schedule 13G/A filed with the SEC on February 9, 2007, (i) Caxton International Limited (“Caxton International”) is the beneficial owner of 2,285,715 shares, (ii) Caxton Advantage Life Sciences Fund, L.P. (“Caxton Advantage”) is the beneficial owner of 1,714,286 shares and (iii) Bruce Kovner is the beneficial owner of 277,500 shares. Caxton Advantage Venture Partners, L.P. is the General Partner of Caxton Advantage and therefore may be deemed to have voting and dispositive power with respect to the shares owned by Caxton Advantage. Advantage Life Sciences Partners, LLC is a General Partner of Caxton Advantage Venture Partners, L.P. and therefore may be deemed to have voting and dispositive power with respect to the shares owned by Caxton Advantage. CHHA LLC is also a General Partner of Caxton Advantage Venture Partners, L.P. and therefore may be deemed to have voting and dispositive power with respect to the shares owned by Caxton Advantage. Eric W. Roberts and Rachel Leheny are both Principals of Advantage Life Sciences Partners, LLC and therefore each may be deemed to beneficially own the shares owned by Caxton Advantage. Caxton Associates, LLC is the trading advisor to Caxton International and therefore has voting and dispositive power with respect to the shares owned by Caxton International. Caxton Associates, LLC may also be deemed to have beneficial ownership with respect to the investments of Caxton Advantage through its ownership of CHHA LLC. Bruce Kovner is the Chairman of Caxton Associates, LLC and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, LLC and therefore Mr. Kovner may be deemed to beneficially own the shares owned by Caxton International and Caxton Advantage. Caxton International, Caxton Associates, LLC and Bruce Kovner share voting and dispositive power over the 2,285,714 shares held by Caxton Interational. Caxton Advantage, Advantage Life Sciences Partners, LLC, Caxton Advantage Venture Partners, L.P., CHHA LLC, Eric Roberts, Rachel Leheny, Caxton Associates LLC and Bruce Kovner share voting and dispositive power over the 1,714,286 shares held by Caxton Advantage. Bruce Kovner has sole voting and dispositive power over the 277,500 shares held by him. The address for Caxton Associates LLC is 731 Alexander Road, Princeton, NJ 08540. The address for Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda. The address for Caxton Advantage, Advantage Life Sciences Partners, LLC, Caxton Advantage Venture Partners, L.P., CHHA LLC, Eric Roberts, Rachel Leheny and Bruce Kovner is 500 Park Avenue, New York, NY 10022.

(6)          Includes 539,618 shares owned by the Virgil A. Place Trust dated February 19, 1993 and 800 shares held by the Virgil A. Place Family Trust dated February 19, 1993 of which Dr. Place is a trustee, 75,728 shares held by Dr. Place’s spouse, 22,800 shares of Common Stock held by Dr. Place as Custodian for V. Aristophanes Kamehameha A.H. Place under the Hawaii Uniform Transfers to Minors Act, 6,800 shares held by Dr. Place’s minor child, 35,002 shares held by the Virgil A. Place Arboretum and Botanical Gardens and 90,295 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(7)          Shares owned by the Leland F. Wilson Living Trust dated July 20, 1999 of which Mr. Wilson is a trustee. Also includes 938,853 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(8)          Includes 251,869 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(9)          Includes 249,578 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(10) Includes 136,107 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(11) Includes 38,633 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(12) Includes 115,000 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(13) Includes 5,590 shares held by Mario M. Rosati, Trustee, Mario M. Rosati Trust U/A 1/5/90 and 115,000 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(14) Includes 115,000 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(15) Includes 99,000 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

(16) Includes 2,366,899 options to purchase shares vested and exercisable within 60 days of April 1, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file certain reports of ownership with the SEC. Such officers, directors and stockholders are also required by SEC rules to provide us with copies of all Section 16(a) forms that they file. Based solely on its review of copies of such forms received by us or on written representations from certain reporting persons submitted to us during the year ended December 31, 2006, we believe that during the period from January 1, 2006 to December 31, 2006, all of our executive officers, directors and ten percent (10%) stockholders complied with all Section 16(a) requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Control Agreements with Executive Officers

In July 1998, the Board of Directors approved a form of Change of Control Agreement for all senior executives. The Change of Control Agreement recognizes that there may be periods where another company or another entity considers the possibility of acquiring VIVUS or that a change in our management may otherwise occur (collectively known as a Change of Control), with or without the approval of our Board of Directors. The Change of Control Agreement recognizes that such an event may cause a distraction to employees, which may in turn cause employees to consider alternative employment opportunities. The Board determined that it was in the best interest of VIVUS to give such employees an incentive to continue their employment during periods where the threat or occurrence of a Change of Control may exist. The Change of Control Agreements are discussed in more detail in the section under “Compensation Discussion and Analysis” on page 19 of this Proxy Statement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

Legal Services

During fiscal year 2006, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to our company. Mr. Rosati, a director of our company, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We incur bills for legal services that vary from year to year depending upon our legal needs. In determining the independence of Mr. Rosati, our Board of Directors reviews our relationship with Wilson Sonsini Goodrich & Rosati, P.C. in conjunction with the applicable independence guidelines under the applicable listing standards of the NASDAQ Stock Market, LLC and SEC rules.

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.”  Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•     the extent of the related party’s interest in the related party transaction;

•     the aggregate value of the related party transaction;

•     the benefit to the Company; and

•     whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Chairman of the Audit Committee has the authority to pre-approve any related party transaction in which the aggregate amount involved is reasonably expected to be less than $25,000. Any such pre-approved related party transaction must then be ratified at the next regularly scheduled Audit Committee meeting or by unanimous written consent.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board may recommend.

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying Proxy in the enclosed envelope at your earliest convenience.

The Board of Directors
Mountain View, California
April 26, 2007

Proxy – VIVUS, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2007 ANNUAL MEETING OF STOCKHOLDERS - JUNE 11, 2007

The undersigned stockholder of VIVUS, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2007, and the 2006 Annual Report to Stockholders and hereby appoints Leland F. Wilson and Timothy E. Morris, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of VIVUS, Inc. to be held on June 11, 2007,at 10:00 a.m. local time, at VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040 and at any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED, AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP AS INDEPENDENT PUBLIC AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

VIVUS, Inc.

☐ Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A  Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - Virgil A. Place, M.D.	☐	☐	04 - Mario M. Rosati	☐	☐
	For	Withhold		For	Withhold
02 - Leland F. Wilson	☐	☐	05 - Linda M. Dairiki Shortliffe, M.D.	☐	☐
	For	Withhold		For	Withhold
03 - Mark B. Logan	☐	☐	06 - Graham Strachan	☐	☐

B Issue

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as independent public auditors of the Company for the fiscal year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc. should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)